ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES CHIEF INVESTMENT OFFICER AND CHIEF OPERATING OFFICER TRANSITIONS

VERO BEACH, Florida – December 17, 2019 –ARMOUR Residential REIT, Inc. (“ARMOUR” or the “Company”) (NYSE: ARR and ARR-PB), today announced that Mark R. Gruber has elected to retire from his role as the Company’s Chief Investment Officer and Chief Operating Officer, effective March 31, 2020, in order to pursue outside interests. Mr. Gruber will continue in his current positions through the first quarter of 2020 to ensure a smooth transition for the Company. ARMOUR’s board of directors and management team thank Mr. Gruber for his significant contributions to the Company over the past ten years and wish him the best. Mr. Gruber’s retirement is not related to any issues involving the Company’s operations or policies or practices.
Scott J. Ulm, the Company’s current Co-Chief Executive Officer, Co-Vice Chairman and Chief Risk Officer, and David B. Sayles, the Managing Director for Portfolio and Risk Analysis for ARMOUR Capital Management LP (“ACM”), the Company’s external manager, will collectively assume the responsibilities of Chief Investment Officer, acting as Co-Chief Investment Officers, effective March 31, 2020. Jeffrey J. Zimmer, the Company’s current Co-Chief Executive Officer, Co-Vice Chairman and President, will assume the responsibilities of Chief Operating Officer while the Company conducts a search for a permanent replacement. The transition of Mr. Zimmer to this position at the end of the first quarter of 2020 is contingent on the results of this search.
Prior to joining ACM, Mr. Sayles was Managing Director at BlackRock Financial Management for 13 years, where he co-led a team that advised on and implemented investment and market risk management programs for mortgage banks, real estate investment trusts, insurance companies and financial utilities. He was also a portfolio manager in BlackRock’s Financial Markets Advisory unit, which served institutions, governments and central banks affected by the global financial crisis. He has had risk responsibilities in all major fixed income asset classes, including agency and non-agency mortgages, asset‑backed securities, credit, foreign exchange, emerging markets and index equity, as well as derivatives and private capital. Mr. Sayles has been working in structured finance for over 30 years, structuring some of the earliest non-traditional asset-backed securities offerings, structuring and trading mortgage‑backed securities (“MBS”) and managing mortgage portfolios and mortgage servicing risks for a variety of financial institutions. Mr. Sayles was also an asset-backed securities and MBS financial modeler, non-Agency MBS trader and a debt options market maker. Mr. Sayles spent nine years at Alliance Capital Management establishing and investing on behalf of private debt and equity funds and as a credit and rates derivatives specialist in fixed income portfolio management.

Mr. Sayles holds a Master of Science in Management with concentrations in finance and operations research from the MIT Sloan School of Management and a Bachelor of Science in Chemistry from Yale University. Mr. Sayles just completed his second year as an Adjunct Professor of Finance at the NYU Stern School of Business. He is also a Chartered Financial Analyst.

Mr. Ulm was previously the Company’s Chief Investment Officer from November 2009 until March 2018, when Mr. Gruber assumed that position. Mr. Zimmer previously fulfilled the duties associated with the Chief Operating Officer’s position prior to the Company’s creation of such position in 2013, which duties Mr. Gruber assumed at that time. The biographies of Messrs. Ulm and Zimmer are set forth in the Company’s definitive proxy statement for its 2019 annual meeting of stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2019.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage‑backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency.

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ARMOUR Announces Chief Investment Officer and Chief Operating Officer Transitions

December 17, 2019

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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